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                                  EXHIBIT 21



                       BINDLEY WESTERN INDUSTRIES, INC.
                             LIST OF SUBSIDIARIES



1.      BW Food Distributors, Inc. -- Methuen, MA

2.      BW Transportation Services, Inc. -- Indianapolis, IN

3.      First Choice, Inc. of Maine (formerly Glenlawn, Inc.) --
        Indianapolis, IN

4.      Special Services Company -- Orange, CT

5.      Priority Healthcare Corporation -- Altamonte Springs, FL



Note:   All are Indiana corporations.  Priority Healthcare Corporation operates three wholly-owned subsidiaries, each of which is a Florida corporation: IV-1, Inc.; IV-One Services, Inc.; and National Pharmacy Providers, Inc. Additionally, National Infusion Services, Inc., an Indiana corporation, is a 94% owned subsidiary of IV-1, Inc.